Emmet, Marvin & Martin, llp Counsellors at Law 120 Broadway New York, New York 10271 Tel: 212-238-3000 Fax: 212-238-3100 www.emmetmarvin.com

September 4, 2019

The Bank of New York Mellon,

as Depositary

101 Barclay Street

New York, New York, 10286

Re:	Global Depositary Shares representing Class B shares of F.V.I. Fondo de Valores Inmobiliarios, S.A.C.A.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of Global Depositary Shares ("GDSs"), which may be evidenced by Global Depositary Receipts ("GDRs"), representing Class B shares of F.V.I. Fondo de Valores Inmobiliarios, S.A.C.A., for which you propose to act as Depositary.

We are of the opinion that the GDSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the GDRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP